Exhibit (a)(1)(R)

NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION (IN WHOLE OR IN PART) IN, INTO OR FROM ANY JURISDICTION WHERE TO DO SO WOULD CONSTITUTE A VIOLATION OF THE RELEVANT LAWS OF SUCH JURISDICTION.

FOR IMMEDIATE RELEASE

23 July 2024

RECOMMENDED CASH OFFER

for

MARIADB PLC

by

MERIDIAN BIDCO LLC

which is an Affiliate of

K1 INVESTMENT MANAGEMENT, LLC (“K1”)

as general partner of K5 CAPITAL ADVISORS, L.P.,

as general partner of K5 PRIVATE INVESTORS, L.P.

TENDER OFFER EXPIRATION

On 24 May 2024, Meridian BidCo LLC (“Bidco”) made an offer to acquire the entire issued and to be issued share capital of MariaDB plc (“MariaDB”) (the “Offer”) with the terms and conditions of the Offer set out in the offer document despatched and filed by Bidco as Exhibit (a)(1)(A) to the Tender Offer Statement and Rule 13e-3 Transaction Statement filed on Schedule TO with the US Securities and Exchange Commission (the “SEC”) on 24 May 2024 (the “Offer Document”). On 24 June 2024, Bidco filed an amended and restated Offer Document with the SEC to reflect the exercise of the Rollover Withdrawal Right, the withdrawal of the Unlisted Unit Alternative and certain updates to disclosures. On 5 July 2024, Bidco filed an amendment and supplement to the Offer Document and Tender Offer Statement on Schedule TO with the SEC to reflect certain further updates to disclosures.

On 10 July 2024, Bidco announced that it had formally lowered the Acceptance Condition for its Offer for MariaDB, that the revised Acceptance Condition had been satisfied and that the Offer had become unconditional as to acceptances.

Offer Unconditional in all Respects

Bidco today announces that as of 5:00 p.m. (New York City time) on 23 July 2024 (the “Expiration Time”), all remaining Conditions to the Offer were satisfied, fulfilled, or to the extent permitted, waived. Accordingly, Bidco is pleased to announce that the Offer has now become unconditional in all respects and is now closed to further acceptances with effect from the Expiration Time.

Settlement of Consideration

For acceptances that have been received which are valid and complete in all respects and not properly withdrawn prior to the Expiration Time, the cash consideration payable will be settled in accordance with the terms of the Cash Offer on a date promptly following the Expiration Time, which is currently expected to be 25 July 2024.

Acceptances Update

Bidco is pleased to announce that as of 5:00 p.m. (New York City time) on 23 July 2024, it received valid acceptances in respect of a total of 61,263,283 MariaDB Shares, representing 88.70% of the issued share capital of MariaDB as of 22 July 2024.

As further detailed in the Offer Document, Bidco had received irrevocable undertakings to accept the Offer from various parties, in respect of a total of 47,402,907 MariaDB Shares, representing 68.63% of the issued share capital of MariaDB as of 22 July 2024.

As of 5:00 p.m. (New York City time) on 23 July 2024, valid acceptances had been received from MariaDB Shareholders of record in respect of a total of 22,200,114 MariaDB Shares which were subject to such irrevocable undertakings, representing 32.14% of the issued share capital of MariaDB as of 22 July 2024.

Bidco also received irrevocable undertakings to accept the Offer from certain other MariaDB Shareholders who held their MariaDB Shares through a broker, dealer, commercial bank, trust company or other nominee representing 25,202,793 MariaDB Shares, or 36.49% of the issued share capital of MariaDB as of 22 July 2024. Given the manner in which those MariaDB Shares were held in The Depositary Trust Company’s (“DTC”) system and tendered through those intermediaries, it is not possible for Bidco to identify whether valid acceptances have been received from each individual MariaDB Shareholder that holds those MariaDB Shares.

Save as set out above, neither Bidco nor, as far as Bidco is aware, any person acting in concert with Bidco had any other interests in MariaDB Shares.

Compulsory Acquisition

As previously announced, Bidco now intends to apply the provisions of Sections 456 to 460 of the Companies Act 2014 to acquire compulsorily, on the same terms as the Offer, any outstanding MariaDB Shares not acquired or agreed to be acquired pursuant to the Offer.

Bidco will shortly send compulsory acquisition notices (the "Notices") to those MariaDB Shareholders who have not yet accepted the Offer (the "Non-Assenting Shareholders"). Following the expiration of 30 calendar days from the date of the Notices, unless a Non-Assenting Shareholder has applied to the Irish High Court and the Irish High Court orders otherwise, the MariaDB Shares held by Non-Assenting Shareholders will be acquired compulsorily by Bidco on the same terms as the Offer.

Capitalised terms used but not defined in this announcement have the same meaning given to them in the Offer Document (as amended and restated and supplemented).

Enquiries

Lazard (Financial Advisor to K1 and Bidco) Adrian Duchini, Keiran Wilson, Charles White	Tel: +44 20 7187 2000
Haven Tower Group (Public Relations Advisor to K1) Donald Cutler, Brandon Blackwell	Tel: +1 424 317 4850

Important Notices

The K1 Responsible Persons (being the investment committee of K1), the Bidco Officers and the Topco Officers accept responsibility for the information contained in this Announcement. To the best of the knowledge and belief of the K1 Responsible Persons, the Bidco Officers, the Topco Officers, (who have taken all reasonable care to ensure that such is the case) the information contained in this Announcement for which they have accepted responsibility is in accordance with the facts and does not omit anything likely to affect the import of such information.

Lazard Frères & Co. LLC, together with its affiliate Lazard & Co., Limited (which is authorised and regulated in the United Kingdom by the Financial Conduct Authority) (“Lazard”), is acting exclusively as financial adviser to K1 and Bidco and no one else in connection with the Offer and will not be responsible to anyone other than K1 and Bidco for providing the protections afforded to clients of Lazard nor for providing advice in relation to the Offer or any other matters referred to in this Announcement. Neither Lazard nor any of its affiliates owes or accepts any duty, liability or responsibility whatsoever (whether direct or indirect, whether in contract, in tort, under statute or otherwise) to any person who is not a client of Lazard in connection with this Announcement, any statement contained herein or otherwise.

Forward Looking Statements

This announcement (including any information incorporated by reference in this announcement), oral statements made regarding the Offer, and other information published by MariaDB, Bidco, K1 or any member of the K1 Group contain statements which are, or may be deemed to be, “forward looking statements.” Such forward looking statements are prospective in nature and are not based on historical facts, but rather on current expectations and on numerous assumptions regarding the business strategies and the environment in which any member of the K1 Group (including, after closing of the Offer, any of MariaDB and its subsidiaries and subsidiary undertakings (the “MariaDB Group”)) shall operate in the future and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by those statements. The forward looking statements contained in this announcement relate to K1, any member of the K1 Group’s (including, after closing of the Offer, any member of the MariaDB Group) future prospects, developments and business strategies, the progress of the compulsory acquisition process, the outcome of legal proceedings that may be instituted against the K1 Group and/or others relating to the Offer, potential adverse reactions or changes to business relationships resulting from the completion of the Offer, significant or unexpected costs, charges or expenses resulting from the Offer, negative effects of this announcement or the consummation of the Offer on the market price of MariaDB’s Shares, and potential failure to realize the expected benefits of the Offer and other statements other than historical facts. In some cases, these forward looking statements can be identified by the use of forward looking terminology, including the terms “believes,” “estimates,” “will look to,” “would look to,” “plans,” “prepares,” “anticipates,” “expects,” “is expected to,” “is subject to,” “intends,” “may,” “will,” “shall” or “should” or their negatives or other variations or comparable terminology. By their nature, forward looking statements involve risk and uncertainty because they relate to events and depend on circumstances that shall occur in the future. These events and circumstances include changes in global, political, economic, business, competitive, and market conditions and regulatory forces, future exchange and interest rates, changes in tax rates and future business combinations or disposals. If any one or more of these risks or uncertainties materialises or if any one or more of the assumptions prove incorrect, actual results may differ materially from those expected, estimated or projected. Such forward looking statements should therefore be construed in the light of such factors. Neither K1, Bidco nor any member of the K1 Group, nor any of their respective associates or directors, officers or advisers, provides any representation, assurance or guarantee that the occurrence of the events expressed or implied in any forward looking statements in this announcement shall actually occur. The forward looking statements speak only as of the date of this announcement. All subsequent oral or written forward looking statements attributable to any of K1 and all of its affiliates, including K5 (the “K1 Group”), or any of their respective associates, directors, officers, employees or advisers, are expressly qualified in their entirety by the cautionary statement above. K1 and the K1 Group expressly disclaim any obligation to update such statements other than as required by law or by the rules of any competent regulatory authority, whether as a result of new information, future events or otherwise.

Further Information

This Announcement is for information purposes only and is not intended to, and does not, constitute an offer to sell or invitation to purchase any securities, or the solicitation of any vote or approval in any jurisdiction pursuant to the Offer or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law. In particular, this Announcement is not an offer of securities for sale into the United States. No offer of securities shall be made in the United States absent registration under the Securities Act of 1933, as amended, or pursuant to an exemption from, or in a transaction not subject to, such registration requirements. The release, publication or distribution of this Announcement in certain jurisdictions may be restricted by law and therefore persons in such jurisdictions into which this Announcement is released, published or distributed should inform themselves about and observe such restrictions.

This Announcement has been prepared for the purpose of complying with the laws of Ireland and the Irish Takeover Rules and the information disclosed may not be the same as that which would have been disclosed if this Announcement had been prepared in accordance with the laws of jurisdictions outside of Ireland.

Overseas Shareholders

The laws of certain jurisdictions may affect the availability of the Offer to persons who are not resident in Ireland. Persons who are not resident in Ireland, or who are subject to laws of any jurisdiction other than Ireland, should inform themselves about, and observe, any applicable legal or regulatory requirements. Any failure to comply with any applicable legal or regulatory requirements may constitute a violation of the laws and/or regulations of any such jurisdiction. To the fullest extent permitted by applicable Law, the companies and persons involved in the Offer disclaim any responsibility and liability for the violation of such restrictions by any person.

Unless otherwise determined by Bidco or K1 or required by the Irish Takeover Rules, and permitted by applicable law and regulation, the Offer will not be made available, directly or indirectly, in any Restricted Jurisdiction, and the Offer will not be capable of acceptance from within a Restricted Jurisdiction where to do so would violate the laws in that jurisdiction. The release, publication or distribution of this Announcement in or into certain jurisdictions may be restricted by the laws of those jurisdictions. Accordingly, copies of this Announcement and all other documents relating to the Offer are not being, and must not be, released, published, mailed or otherwise forwarded, distributed or sent in, into or from any Restricted Jurisdiction. Persons receiving such documents (including, without limitation, nominees, trustees and custodians) should observe these restrictions. Failure to do so may constitute a violation of the securities laws of any such jurisdiction. To the fullest extent permitted by applicable Law, K1, the K1 Group and Bidco disclaims any responsibility or liability for the violations of any such restrictions by any person. MariaDB Shareholders who are in any doubt regarding such matters should consult an appropriate independent professional adviser in the relevant jurisdiction without delay. Further details in relation to overseas shareholders are contained in the Offer Document.

If you are a resident of the United States, please read the following:

This Announcement is not intended to, and does not, constitute or form part of any offer (including the Offer), invitation or the solicitation of an offer to purchase, otherwise acquire, subscribe for, tender, exchange, sell or otherwise dispose of, any securities, or the solicitation of any vote or approval in any jurisdiction, nor will there be any acquisition or disposition of the securities referred to in this Announcement in any jurisdiction in contravention of applicable Law or regulation.

This Announcement is not a substitute for the Offer Document and the Form of Acceptance or any other document that Bidco may file with the SEC in connection with the Offer. An offer to buy MariaDB Shares has been made pursuant to a Tender Offer Statement and Rule 13e-3 Transaction Statement on Schedule TO that Bidco has filed with the SEC. MariaDB has filed a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the tender offer. MARIADB SHAREHOLDERS ARE URGED TO READ ANY SUCH DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE OFFER. SUCH DOCUMENTS SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER. Investors and MariaDB Shareholders are able to obtain free copies of these materials (if and when available) and other documents containing important information about MariaDB and the Offer once such documents are filed with the SEC through the website maintained by the SEC at http://www.sec.gov.

The Offer has been made in the United States pursuant to the Exchange Act and otherwise in accordance with the requirements of the Irish Takeover Rules. Accordingly, the Offer is subject to disclosure and other procedural requirements, including with respect to withdrawal rights, offer timetable, settlement procedures and timing of payments that may be different from those typically applicable under US domestic tender offer procedures and law. In addition, the Offer Document and any other documents relating to the Offer have been or will be prepared in accordance with the Irish Takeover Rules and Irish disclosure requirements, format and style, all of which may differ from those in the United States.

MariaDB is incorporated under the laws of Ireland. Some of the directors on the MariaDB Board at the date of this Announcement are resident in a country other than the United States. As a result, it may not be possible for United States holders of MariaDB Shares to effect service of process within the United States upon MariaDB or some of the directors of MariaDB or to enforce against any of them judgements of the United States predicated upon the civil liability provisions of the federal securities laws of the United States. It may not be possible to sue MariaDB or its officers or director(s) in a non-US court for violations of US securities laws. In addition, US holders of MariaDB Shares should be aware that, if K1 and Bidco elect to proceed pursuant to a scheme of arrangement (as described herein), the federal securities laws of the United States may not be applicable.

Publication on website

A copy of this announcement and the documents required to be published pursuant to Rule 26 of the Irish Takeover Rules will be made available, subject to certain restrictions relating to persons resident in Restricted Jurisdictions, will be made available on K1’s website (https://k1.com/meridian-offer-update/).  Neither the content of any such website nor the content of any other website accessible from hyperlinks on such website is incorporated into, or forms part of, this Announcement.